Exhibit (10)-jj

BAUSCH & LOMB INCORPORATED
EXECUTIVE DEFERRED COMPENSATION PLAN
FOR POST-2004 DEFERRALS

1.	Introduction
This Executive Deferred Compensation Plan for Post-2004 Deferrals (the "Plan") provides that Bausch & Lomb Incorporated (the "Company") will make certain contributions on behalf of eligible executives and permits eligible executives to defer a portion of their compensation as more particularly described in Section 2. The Plan is effective for eligible compensation deferred on and after January 1, 2005 (the “Effective Date”) and amounts deferred before that date under the Bausch & Lomb Incorporated Executive Deferred Compensation Plan that are subject to Section 409A (as defined below). Provisions which specify a later effective date shall be effective on the date specified. The Plan shall be administered on the basis of a calendar year starting each January 1 (the “Plan Year”).

This Plan is intended to be unfunded for tax and ERISA Title I purposes and to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations and other authoritative guidance issued thereunder ("Section 409A"). This Plan and each of the transactions authorized or permitted under the terms of this Plan have been approved by the Board of Directors of the Company.

2.	Types of Deferrals
(a) Participant Deferrals. Participants may elect, on a voluntary basis, to defer the following compensation:

(1) For plan years prior to 2007, base salary;

(2) Payments under the Annual Incentive Compensation Program ("AICP") or, for plan years prior to 2007, payments made under a Sales Incentive Program ("SIP");

(3) Cash payments made under the Long-Term Performance Unit Plan; and

(4) To the extent permitted by Sections 401(k) and 409A of the Code, an elected percentage of base salary that shall commence after such percentage election under the 401(k) Account Plan results in a cessation of contributions to the 401(k) Account Plan due to the application of the Code's limitations on compensation and contributions. A participant who elects to make this deferral must elect to contribute the same percentage of compensation to this Plan as he/she elects to contribute to the 401(k) Account Plan for the Plan Year, and the deferral rules that apply to this Plan shall apply to his/her deferral election under the 401(k) Account Plan (e.g., once made the election is irrevocable for the Plan Year, and, with certain exceptions, the election must be made before the last day of the Plan Year preceding the Plan Year in which the services giving rise to the compensation relates are to be performed, etc.).

(b) Company Deferrals. The Company shall contribute the following amounts on behalf of participants:

(1) If a participant has contributed to the 401(k) Account Plan for the Plan Year the maximum amounts permitted by the Code, the Company shall make a matching contribution to this Plan on the excess base salary contributions the participant makes to this Plan under subsection (a)(4) in the same amount it would have contributed on behalf of the participant if his or her excess contribution had been made to the 401(k) Account Plan (ignoring Code limits). Effective for Plan Years beginning on or after January 1, 2008, the Company shall make a matching contribution to this Plan on those AICP contributions that the participant elects to defer into this Plan in the same amount the Company would have contributed on behalf of the participant if such contribution had been made to the 401(k) Account Plan (as if the Code limits did not apply). For the 2006 and 2007 Plan Years, the Company's matching contribution to this Plan shall be calculated as if the participant had contributed 5% of this AICP to this Plan even if such amount was not deferred into this Plan.

(2) Whether or not a participant actually contributes to the 401(k) Account Plan, if he or she is eligible to receive a base contribution and/or transition credit under the 401(k) Account Plan and has compensation for the Plan Year in excess of the compensation limit under Code Section 401(a)(17), the Company shall contribute to this Plan the amount of the base contribution and transition credit it would otherwise have made to the 401(k) Account Plan for the Plan Year on the participant's compensation in excess of the compensation limit as if the Code limits did not apply. Effective for Plan Years beginning 2008 and thereafter, for purposes of this subsection, compensation shall include AICP payments that were paid in such Plan Years but were deferred into this Plan.

(3) If for a Plan Year the participant is entitled to receive a Company contribution to the 401(k) Account Plan based on transition credits, as soon as administratively practicable following discrimination testing for the 401(k) Account Plan, the Company shall make a contribution to this Plan that is equal to the transition credit (plus interest) that the Company was not able to make to the 401(k) Account Plan because of the Code Section 401(a)(4) nondiscrimination rules that apply to the 401(k) Account Plan.

3.	Eligible Employees
Commencing on the Effective Date, all U.S. employees who have the title of Senior Executive/Vice President, General Manager, Executive/Director, Country Manager or officer of the Company are eligible to make participant deferrals and to receive Company deferrals as described in Sections 2(a) and (b) above. In addition, certain designated U.S. executives not otherwise eligible to make participant deferrals shall be eligible to receive Company deferrals as described in Section 2(b)(2) and (3).

4.	Participant Deferrals
(a) An eligible employee who chooses to defer all or part of the compensation referred to in Section 2 shall become a participant in the Plan.

(b) For deferrals of compensation otherwise payable as base salary, a minimum amount as determined from time to time by the Plan Administrator (as defined in Section 10 hereof) must be deferred. A deferral period must be for a minimum 12 months or any other minimum period established by the Plan Administrator. For deferrals of salary to the Plan in excess of the 401(k) Account Plan limit, there is no minimum amount of deferral. For deferrals of compensation otherwise payable under the Long-Term Performance Unit Plan, 100% of the amount payable must be deferred. Prior to the crediting of deferrals under this Plan, all applicable FICA and Medicare taxes will be withheld.

(c) Except as provided below, a participant's election to defer compensation must be made by written notice to the Plan Administrator before the last day of the Plan Year preceding the Plan Year in which the services giving rise to the compensation relates are to be performed.

(1) Effective January 1, 2007, notwithstanding the preceding, if and to the extent permitted under Section 409A and by the Plan Administrator, an employee who first attains a position that permits him/her to become eligible in the Plan (or any similar deferred compensation plan) in the first six months of a Plan Year may become eligible to participate in the Plan on the following July 1 and may make an election no later than thirty (30) days after the date he or she becomes eligible to become a Plan participant to defer compensation earned for services to be performed after the election. Prior to January 1, 2007, notwithstanding the preceding, if and to the extent permitted under Section 409A and by the Plan Administrator, a newly hired employee who is in the class of employees eligible to participate in the Plan may make an election no later than thirty (30) days after the date he or she is hired to defer compensation earned for services to be performed after the election.

(2) Also notwithstanding the preceding, if and to the extent permitted by Section 409A and by the Plan Administrator, a participant may make an election to defer that portion (if any) of his or her compensation which qualifies as Performance-Based Compensation no later than six (6) months prior to the last day of the period over which the services giving rise to the Performance-Based Compensation are performed. For purposes of the Plan, the term "Performance-Based Compensation" shall mean that portion of a participant's compensation which is based on the performance by the participant of services for the Company over a period of at least twelve (12) months and which qualifies as "performance-based compensation" under Section 409A.

(3) Also notwithstanding the preceding, to the extent permitted under Section 409A and by the Plan Administrator, a participant may make an election to defer compensation for services performed on or before December 31, 2005 (including, but not limited to, AICP payments earned in 2004 which are payable in 2005 and AICP payments earned in 2005 which are payable in 2006) no later than the earlier of (i) March 15, 2005, or (ii) the date such compensation is otherwise payable to the participant.

(4) Finally, notwithstanding the preceding, deferrals of sales commissions for the 2006 Plan Year consist of four quarterly payments beginning with the May payment and ending with the fourth payment in the first quarter of 2007. As of January 1, 2007, the Plan Administrator has the discretion to change the deferral cycle or take other action to correct for the one quarter lag attributable to there being no deferral for the first payment made in 2006.

(d) Unless renewed, a deferral election will expire on December 31 of the year after it is executed.

(e) A participant may not elect to change his or her deferral election that is in effect for a Plan Year, except if and to the extent permitted by the Plan Administrator and made in accordance with the provisions of Section 409A specifically relating to the change and/or revocation of deferral elections.

(f) A participant's deferrals and the earnings thereon shall be fully and immediately vested at all times.

5.	Participants' Deferral Elections
(a) To defer compensation under the Plan, a participant must give written notice to the Plan Administrator on such forms or in such manner designated by the Plan Administrator. This notice must include (1) the amount of percentage of compensation to be deferred; (2) the selection of an investment account(s) (as described in Section 7 hereof); (3) the payment commencement date (i.e., retirement or a date certain); (4) the method of payment desired (i.e., annual installments or lump sum) and, if annual, the number of years of substantially equal installment payments (as permitted by the Plan Administrator); and (5) the designation of payment to the participant's estate or beneficiary (which may be the participant's estate or a trust) in the event of the participant's death.

(b) In connection with each election to defer compensation, a participant may irrevocably elect to receive a payout at a specified future date. The date certain payout shall be a lump sum payment in an amount that is equal to the compensation deferred, plus, if any, vested Company contributions described in Section 2(b), together with amounts credited or debited on both such amounts in the manner provided in Section 7(d). Each date certain payout designated by the participant must be as of January 1 of a year that is at least two years after the Plan Year from which the amount is actually deferred, as specifically elected by the participant. The amount of the payout will be calculated based on the value of the participant's benefit as of the January 15th following the designated payout date, and the actual payment will be made within forty-five (45) days following the January 15th valuation date. By way of example, if a date certain payout is elected for base salary and/or SIP payments earned during 2005, the earliest date that the participant could elect his benefit to be paid out would be after January 1, 2008. As another example, if a participant elects to defer AICP payments earned during 2005 and normally paid in 2006 (but for the deferral election), the earliest date that the participant could elect to receive his date certain payout would be after January 1, 2009. Notwithstanding the foregoing, a participant's designated payment date is subject to the overriding requirements of Section 8 of the Plan and Code Section 409A.

A participant who is an active employee may, with respect to each date certain payout, on a form determined by the Plan Administrator, make one or more additional deferral elections (a "Subsequent Election") to defer payment of such date certain payout to a Plan Year subsequent to the Plan Year originally (or subsequently) elected; provided that (i) such Subsequent Election may not take effect until at least 12 months after the date on which the Subsequent Election is made, (ii) the payment with respect to which such Subsequent Election is made must be deferred for a period of not less than 5 years from the date such payment would otherwise have been made; and (iii) the Subsequent Election must be made at least 12 months prior to the date of the first scheduled payment. By way of example, a participant who previously elected to have a date certain payout beginning on January 1, 2008 in respect of his or her base salary and/or SIP payments earned and deferred during 2005 may elect no later than January 1, 2007 to defer payment of such amounts to a new date certain payout beginning January 1, 2013.

(c) For deferral amounts where the participant has selected retirement as the payment commencement date, the participant's lump sum payment shall be paid, or in the case of a participant who elects installment payments, shall commence after the end of the Plan Year when the participant retires; provided that the participant retires in the first six months of a Plan Year. The amount of the payout will be calculated based on the value of the participant's vested benefit as of the January 15 following the year of retirement, and the actual payment will be made within forty-five (45) days following the January 15 valuation date. If such a participant retires in the last 6 months of a Plan Year, the participant's lump sum payment shall be paid, or in the case of a participant who elects installment payments, shall commence after the July 1 following the end of the Plan Year when the participant retires. The amount of the payout will be calculated based on the value of the participant's vested benefit as of the July 15 following the year of retirement and the actual payment will be made within forty-five (45) days following the July 15 valuation date. For example, if a participant elected to receive his/her benefit as lump sum with retirement as the payment commencement date and the participant retires on March 15, 2007, the participant's benefit would be paid within the first 60 days of 2008. If such a participant retired on September 15, 2007, the participant's benefit would be paid within the 60 day period following July 1, 2008. The above rules apply to retirement payout dates commencing on or after January 1, 2007. Prior to January 1, 2007, retirement payouts shall commence within 60 days after the end of the Plan Year when the participant retired, provided that payments to "specified employees" (within the meaning of Section 409A) are delayed until 6 months after termination of employment.

A participant who is an active employee and who has selected retirement as the payment commencement date may, on a form determined by the Plan Administrator, make one or more additional deferral elections (a "Subsequent Election") to defer payment and/or change the form of payment to a Plan Year subsequent to the Plan Year following his Retirement; provided that (i) such Subsequent Election may not take effect until at least 12 months after the date on which the Subsequent Election is made, and (ii) the payment with respect to which such Subsequent Election is made must be deferred for a period of not less than 5 years from the date such payment would otherwise have been made.

(d) If a participant elects to receive his or her deferred compensation in installments, the installment payments will be calculated in the following manner: the participant's vested account balance as of the January 15 following the payment date will be multiplied by a fraction, the numerator of which is 1, and the denominator of which is the number of remaining installment periods. The payment date shall be the January 1 when payments commence (and each anniversary thereof), and the actual payment shall be made within 60 days of such date. For payouts commencing prior to January 1, 2007, the payment date is such date in January that is designated for purposes of calculating installment payouts.

(e) Retirement, for purposes of the Plan shall mean the date on which the participant has incurred a separation of service with the Company (within the meaning of Section 409A) after first attaining age 55.

(f) If a participant names someone other than his or her spouse as a beneficiary in the event of participant's death, a spousal consent form must be signed by that participant's spouse and returned to the Company.

6.	Company Deferrals
(a) Company contributions under Section 2(b) shall be made or credited to an eligible participant's account at such times determined by the Plan Administrator, but in no event later than a reasonable period of time after the end of the Plan Year to which the contribution relates. A participant is not required to make any election to defer Company contributions; such contributions shall be made automatically on behalf of all eligible participants. If the participant has provided a written notice with respect to participant deferrals under Section 5 for the Plan Year, the terms set forth in that notice (except for the amount of the contribution) shall apply equally to all Company contributions made with respect to the same Plan Year. If the participant has not provided a notice for participant deferrals for the Plan Year, benefits attributable to the Company contributions (if vested) will be paid in accordance with Section 8(e) (assuming for this purpose that “Termination of Employment” includes Retirement).

(b) For participants first hired by the Company prior to January 1, 2005, Company contributions and the earnings thereon shall be fully and immediately vested at all times. For participants first hired by the Company or after January 1, 2005, Company contributions and the earnings thereon shall be vested in accordance with the vesting provisions of the Company’s 401(k) Account Plan as from time to time in effect. Amounts that are unvested at the time of payout shall be forfeited.

7.	Investment Accounts
(a) Monies deferred under the Plan will be transferred to a trusted subject to a “Rabbi” Trust Agreement between the Company and a trustee designated by the Plan Administrator (the “Trust”); provided that no such transfer shall be made if such transfer would result in adverse tax consequences under Section 409A.

(b) The rate of return on deferred compensation is determined by the performance of one or more deferred compensation investment accounts selected by the participant pursuant to the Plan. Deferred compensation investment accounts available under the Plan are selected by the Company’s Investment Committee (“Investment Account(s)”). Information on each Investment Account currently available under the Plan may be obtained from the Plan Administrator. The Investment Committee may, from time to time, in its discretion, deem it necessary or advisable to add or delete Investment Accounts or substitute new Investment Accounts for existing Investment Accounts. In such an event, the Plan Administrator will provide participants with reasonable notice of the effective date of the change to permit participants to change their future investment elections.

(c) All investments in Investment Accounts under the Plan are hypothetical. At the time of each deferral of compensation into the Plan, a participant will be credited with an imputed number of shares for the Investment Account(s) selected by the participant. Thereafter, the value of a participant’s Investment Accounts will fluctuate in accordance with the actual performance of the Investment Accounts. Dividends and interest on the imputed shares also will be credited to the participant’s Investment Account.

(d) Earnings/losses on Investment Accounts hypothetically invested in mutual funds or other assets for which daily pricing is available (“Daily-Priced Investments”) shall be valued daily in accordance with the relevant terms and conditions of the Daily-Priced Investments. Earnings/losses on Investment Accounts hypothetically invested in investments other than Daily-Priced Investments shall be credited effective on the last business day of each month. All such earnings are net of expenses.

(e) The deferral of compensation on a current basis will be allocated into Investment Account(s) pursuant to the deferral election determined by the participant. The allocation must be in whole percentages (e.g., 100% into one Investment Account, a 60-20-20 split among three Investment Accounts, etc.).

(f) A participant may elect to reallocate amounts already in his/her Investment Accounts among the various Investment Accounts at such times and in accordance with such procedures as the Plan Administrator may, in its sole discretion, prescribe; except that a reallocation into or out of the Bausch & Lomb Common Stock Investment Account by officers of the Company subject to Section 16 of the Securities Exchange Act of 1934 (i.e., Section 16(b) regulations) may not be made more than once in any six (6) month period. Company contributions shall initially be credited to the Bausch & Lomb Common Stock Investment Account. Prior to August 1, 2005, Company contributions must remain in Company common stock equivalents. On and after August 1, 2005, a participant may reallocate Company contributions that have been made to his or her account in the form of Company common stock equivalents.

8.	Payment of Deferred Compensation
(a) A participant’s right to payment of deferred compensation under the Plan is a contractual obligation of the Company to the participant, and his or her right to such monies shall be an unsecured claim against the general assets of the Company. However, the Company has established the Trust as an irrevocable rabbi trust for participants for the purpose of holding assets used to pay deferred compensation required by this Plan. The Company shall make periodic contributions to the Trust as may be required to fund amounts payable under the Plan; provided that no contributions shall be made if such contributions would result in adverse tax consequences under Section 409A. The Trust is intended to provide a participant with assurance that deferred monies will be paid to the participant in accordance with the Plan, except in the event of the Company’s bankruptcy or insolvency. Notwithstanding the establishment of the Trust, the Company remains ultimately responsible to pay deferred compensation to each participant. This obligation shall be met from the general assets of the Company if the Trust has insufficient funds to pay benefits.

(b) If, in the discretion of the Plan Administrator, a participant has a need for funds due to an Unforeseeable Financial Emergency, a payment may be made to the participant from the vested funds in his or her account at a date earlier than the payment commencement date chosen by the participant at the time of deferral. A distribution based upon Unforeseeable Financial Emergency shall not exceed the lesser of the participant’s vested account balance, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payouts, after taking into account the extent to which the Unforeseeable Financial Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship). A distribution based upon Unforeseeable Financial Emergency shall be permitted solely to the extent permitted under Section 409A.

For purposes of the Plan, the term “Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the participant that would result in severe financial hardship to the participant resulting from(i) an illness or accident of the participant, the participant’s spouse or a dependent of the participant, (ii) a loss of the participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant, all as determined in the sole discretion of the Plan Administrator.

A participant requesting a distribution on account of an Unforeseeable Financial Emergency must supply the Plan Administrator with a statement indicating the nature of the need creating the Unforeseeable Financial Emergency, the fact that all other available resources are insufficient to meet the need, and any other information that the Plan Administrator deems necessary to evaluate whether an Unforeseeable Financial Emergency exists.

(c) In the event of a participant’s death before he or she has received all of the vested deferred compensation payments to which he or she is entitled, payments will be made to the participant’s estate or beneficiary (as elected by the participant or, in the absence of an election, to the participant’s estate) in a single lump sum payment. The amount of the payout will be calculated based on the value of the participant’s vested benefit as of the January 15th following the year of the participant’s death, and the actual payment will be made within forty-five (45) days following the January 15th valuation date.

(d) All payments made to participants under the Plan shall be subject to all taxes required to be withheld under applicable laws and regulations of any governmental authorities.

(e) Notwithstanding any payout election a participant may have made under Section 5, if a participant experiences a Termination of Employment with the Company within the first six months of the Plan Year, the participant’s vested account balance shall be paid in a lump sum after the end of a Plan Year of the participant’s Termination of Employment. The amount of the payout will be calculated based on the value of the participant’s vested benefit as of the January 15th following the year of such termination, and the actual payment will be made within forty-five (45) days following the January 15th valuation date. Notwithstanding any payout election a participant may have made under Section 5, if a participant experiences a Termination of Employment with the Company within the last six months of a Plan Year, the participant’s vested account balance shall be paid in a lump sum after the July 1 following the Plan Year of the participant’s Termination of Employment. The amount of the payout will be calculated based on the value of the participant’s vested benefit as of the July 15th following the year of such termination, and the actual payment will be made within forty-five (45) days following the July 15th valuation date. The above rules apply to Termination of Employment payout dates commencing on or after January 1, 2007. Prior to that time, Termination of Employment payouts commenced within 60 days after the end of the Plan Year when the participant terminated employment, provided that payments to “specified employees” (within the meaning of Section 409A) were delayed until 6 months after Termination of Employment.

“Termination of Employment” shall mean the separation from service with the Company within the meaning of Section 409A, voluntarily or involuntarily, for any reason other than Retirement or death. No deferrals shall be permitted from severance benefits that are paid in lieu of base compensation. For individuals who separate from service with the Company due to a Retirement (i.e., after first attaining age 55), refer to Section 5(c) for the distribution rules that apply to participants who elect retirement as the payment commencement date and Section 5(b) for the rules that apply to participants who elect a date certain payout.

(f) Subject to Section 409A, upon a Change in Control, notwithstanding a participant’s payment commencement date with respect to any compensation deferred hereunder or method of payout with respect to any compensation deferred hereunder, all amounts in a participant’s deferred compensation account (including earnings credited thereto) shall be due and payable to the participant in a cash lump sum within 15 days following the Change in Control.

For purposes of this Plan, a “Change in Control” shall mean any of the following events:

(1) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a "Person") acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this Section 8(f), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or Subsidiaries or (D) any acquisition pursuant to a transaction that complies with Sections 8(f)(3)(A), 8(f)(3)(B) and 8(f)(3)(C);

(2) Any time at which, during the preceding 12-month period, individuals who, as of the beginning of such 12-month period, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director during such 12-month period whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(3) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) individuals who were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination constitute at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination; or

(4) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

9.	Fail-Safe Provision
(a) This Section shall have become operative upon the enactment of any change in applicable statutory law or the promulgation by the Internal Revenue Service of a final regulation or other pronouncement having the force of law, which statutory law, as changed, or final regulation or pronouncement, as promulgated, would cause any participant to include in his or her federal gross income amounts accrued by the participant under the Plan on a date (an "Early Taxation Event") prior to the date on which such amounts are made available to him or her hereunder; provided, however, that no portion of this Section shall become operative to the extent that portion would result in a violation of Section 409A.

(b) Notwithstanding any other Section of this Plan to the contrary, as of an Early Taxation Event, the feature or features of this Plan that would cause the Early Taxation Event shall be null and void, to the extent, and only to the extent, required to prevent the participant from being required to include in his or her federal gross income amounts accrued by the participant under the Plan prior to the date on which such amounts are made available to him or her hereunder. By way of example, but not by way of limiting the generality of the foregoing, if a statue is enacted that would require a participant to include in his or her federal gross income amounts accrued by the participant under the Plan prior to the date on which such amounts are made available to him or her because of the participant's right to receive a distribution of a portion of his or her account under Section 8(b) (a withdrawal for an Unforeseeable Financial Emergency), the right of all participants to receive distributions under Section 8(b) shall be null and void as of the effective date of that statute. If only a portion of a participant's account is impacted by the change in the law, then only such portion shall be subject to this Section, with the remainder of the account not so affected being subject to such rights and features as if the law were not changed. If the law only impacts participants who have a certain status with respect to the Company, then only such participants shall be subject to this Section.

10.	Administration
The Plan Administrator shall be the Executive Benefits Committee which shall be comprised of such individuals designated by the Compensation Committee of the Board of Directors. The Plan Administrator and has the authority to control and manage the operation and administration of the Plan. The Plan Administrator has full and sole discretionary authority to interpret the Plan, to establish rules and forms for the Plan and to determine all questions arising in connection with the Plan. The Investment Committee responsible for investments under the Plan shall be the Investment Committee of Bausch & Lomb Incorporated.

11.	Assignability
No right to receive payments under the Plan is transferable or assignable by a participant except by will or by the laws of descent and distribution.
12.	Business Days
In the event any date specified falls on a Saturday, Sunday, or holiday, such date will be deemed to refer to the next business day thereafter.
13.	Amendment
The Plan may at any time or from time to time be amended or modified by the Board of Directors or the Compensation Committee. No such amendment or modification will, without the consent of the participant, adversely affect the participant's accruals in his or her deferred compensation account.

14.	Termination
Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company (through its Board of Directors or the Compensation Committee) reserves the right to terminate the Plan at any time under such circumstances as may be permitted from time to time under Section 409A. Upon a complete or partial termination of the Plan, the deferral elections of the affected participants shall terminate and their Plan account balances, determined as if they had experienced a Termination of Employment on the date of Plan termination, shall, subject to Section 15, be immediately paid to the participants; provided however, if immediate distribution of a Participant's account balance on termination is not permitted by Section 409A, the payment of the account balance shall be made only after Plan benefits otherwise become due hereunder.

15.	Prohibited Acceleration/Distribution Timing
This Section shall take precedence over any other provision of the Plan to the contrary. No provision of this Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan as would require immediate income tax to participants based on the law in effect at the time the distribution is to be made, including Section 409A.

16.	Claims Procedures
(a) Claim Denials. The Plan Administrator shall maintain procedures with respect to the filing of claims for benefits under the Plan. Pursuant to such procedures, any Participant or beneficiary (hereinafter called "claimant") whose claim for benefits under the Plan is denied shall receive written notice of such denial. The notice shall set forth: (i) the specific reasons for the denial of the claim; (ii) a reference to the specific provisions of the Plan on which the denial is based; (iii) any additional material or information necessary to perfect the claim and an explanation why such material or information is necessary; and (iv) a description of the procedures for review of the denial of the claim and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under ERISA following a denial on review.

Such notice shall be furnished to the claimant within a reasonable period of time, but no later than 90 days after receipt of the claim by the Plan, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. In no event shall such an extension exceed a period of 90 days from the end of the initial 90-day period. If such an extension is required, written notice thereof shall be furnished to the claimant before the end of the initial 90-day period, which shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a decision.

(b) Right to a Review of the Denial. Every claimant whose claim for benefits under the Plan is denied in whole or in part by the Plan Administrator shall have the right to request a review of the denial. Review shall be granted if it is requested in writing by the claimant no later than 60 days after the claimant receives written notice of the denial. The review shall be conducted by the Plan Administrator.

(c) Decision of the Plan Administrator on Appeal. The claimant may submit written comments, documents, records and other information relating to the claim, and may review documents, records and other information relevant to the claim under the applicable standards under ERISA. The Plan Administrator's decision shall be rendered within 60 days following receipt of the request for review. If additional processing time is required, the Plan Administrator shall provide the claimant with written notice thereof, which shall indicate the special circumstances requiring the additional time and the date by which the Plan Administrator expects to render a decision. If the Plan Administrator denies the claim on review, it shall provide the claimant with written notice of its decision, which shall set forth (i) the specific reasons for the decision, (ii) reference to the specific provisions of the Plan on which the decision is based, (iii) a statement of the claimant's right to reasonable access to, and copies of, all documents, records and other information relevant to the claim under the applicable standards under ERISA, and (iv) and a statement of the claimant's right to bring a civil action under ERISA. The Plan Administrator's decision shall be final and binding on the claimant, and the claimant's heirs, assigns, administrator, executor, and any other person claiming through the claimant.

BAUSCH & LOMB INCORPORATED By: /s/ David R. Nachbar Corporate Senior Vice President Human Resources
Dated: November 7, 2006